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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*

                          Insurance Auto Auctions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    457875102
                  ---------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                 Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

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CUSIP No. 457875102                    13G                     Page 2 of 9 pages
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-------------------                                            -----------------

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1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Columbia Wanger Asset Management, L.P.  36-3820584
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         Not Applicable                                               (a)[_]
                                                                      (b)[_]
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3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
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                      5    SOLE VOTING POWER

   NUMBER OF                   None
                    ------------------------------------------------------------
     SHARES           6    SHARED VOTING POWER

  BENEFICIALLY                 619,000

    OWNED BY        ------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
      EACH
                               None
   REPORTING        ------------------------------------------------------------

  PERSON WITH         8    SHARED DISPOSITIVE POWER

                               619,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         619,000
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                                  [_]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4 %
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         IA
--------------------------------------------------------------------------------

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-------------------                                            -----------------
CUSIP No. 457875102                    13G                     Page 3 of 9 pages
          ---------
-------------------                                            -----------------

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1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         Not Applicable                                            (a)[_]
                                                                   (b)[_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
     NUMBER OF
                               None
       SHARES       ------------------------------------------------------------
                      6    SHARED VOTING POWER
    BENEFICIALLY
                               619,000
      OWNED BY      ------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
        EACH
                               None
     REPORTING      ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
    PERSON WITH
                               619,000

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         619,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                                  [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4 %
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

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Item 1(a)     Name of Issuer:

                 Insurance Auto Auctions, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

                 850 East Algonquin Road, Suite 100
                 Schaumburg, IL 60173-3855

Item 2(a)     Name of Person Filing:

                 Columbia Wanger Asset Management, L.P. ("WAM")
                 WAM Acquisition GP, Inc., the general partner of WAM
                 ("WAM GP")

Item 2(b)     Address of Principal Business Office:

                 WAM and WAM GP are both located at:

                 227 West Monroe Street, Suite 3000
                 Chicago, Illinois  60606

Item 2(c)     Citizenship:

                 WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)     Title of Class of Securities:

                 Common Stock

Item 2(e)     CUSIP Number:

                 457875102

Item 3        Type of Person:

                 (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 4 of 9 pages

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Item 4        Ownership (at December 31, 2003):

                 (a)   Amount owned "beneficially" within the meaning of rule
                       13d-3:

                       619,000

                 (b)   Percent of class:

                       5.4 % (based on 11,517,648 shares outstanding as of October 31, 2003).

                 (c)   Number of shares as to which such person has:

                          (i)    sole power to vote or to direct the vote: none
                         (ii)    shared power to vote or to direct the vote:
                                 619,000
                        (iii) sole power to dispose or to direct the disposition of: none
                         (iv)    shared power to dispose or to direct
                                 disposition of: 619,000

Item 5        Ownership of Five Percent or Less of a Class:

                 Not Applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                 The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not Applicable

Item 8        Identification and Classification of Members of the Group:

                 Not Applicable

Item 9        Notice of Dissolution of Group:

                 Not Applicable

                               Page 5 of 9 pages

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Item 10       Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 9 pages

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                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2004

                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                         WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            COLUMBIA WANGER ASSET
                                            MANAGEMENT, L.P.



                                         By:  /s/ Bruce H. Lauer
                                              ----------------------------------
                                                  Bruce H. Lauer
                                                  Senior Vice President and
                                                  Secretary

                                Page 7 of 9 pages

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 10, 2004 by and between Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                                Page 8 of 9 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                Dated: February 10, 2004

                                         WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            COLUMBIA WANGER ASSET
                                            MANAGEMENT, L.P.



                                         By:  /s/ Bruce H. Lauer
                                              ----------------------------------
                                              Bruce H. Lauer
                                              Senior Vice President and
                                              Secretary

                                Page 9 of 9 pages